Exhibit 99.1

FOR IMMEDIATE RELEASE    For further information,
Contact:        Lani Jordan
(651) 355-4946
lani.jordan@chsinc.com

Oregon producer will chair board of farmer co-op CHS Inc.

ST. PAUL, MINN. (December 7, 2012) – Oregon farmer David Bielenberg has been elected chairman of the board of CHS Inc., the nation’s leading farmer-owned cooperative and a global energy, grains and foods company.
Bielenberg was selected during the 17-member board’s yearly reorganization meeting which followed the company’s 2012 annual meeting on Dec. 6. He succeeds Jerry Hasnedl, a St. Hilaire, Minn., farmer who held the post during the past 12 months.
“This company has achieved unprecedented success in delivering value for its owners in recent years,” Bielenberg said. “In the year ahead, the CHS Board of Directors will focus on continuing to deliver that for the producers and cooperatives that own CHS. This will include maximizing the value of CHS ownership for producers and cooperatives through a continued focus on our equity management program.
“In addition, we’ll continue building on the company’s success by driving our strategic momentum, growing enterprise value, maintaining an aggressive risk management approach and developing our skills as leaders.”
Bielenberg has served a total of seven years on the CHS board, with terms from 2002-2006 and from 2009 to the present. During 2012, he was the board’s assistant secretary-treasurer, chaired its Audit Committee and served on its Government Relations and board Executive committees. He operates a diverse agricultural operation near Silverton, Ore., which includes seed crops, vegetables, soft white wheat, greenhouse production and timberland.
He has held numerous cooperative and agricultural leadership roles including service as board member and president of Wilco Farmers Cooperative, Mt. Angel, Ore., and the East Valley Water District. Bielenberg holds a bachelor’s of science degree in agricultural engineering from Oregon State University and is a graduate of the Texas A & M University executive program for agricultural producers. He completed the National Association of Corporate Directors comprehensive Director Professionalism course and received its Certificate of Director Education.
Also elected to one-year leadership terms were:

•	Dennis Carlson, Bismarck, N.D., as first vice chairman; elected to the board in 2001 and previously was second vice chairman.

•	Dan Schurr, LeClaire, Iowa, as secretary-treasurer; elected to the board in 2006 and previously was first vice chairman.

•	Steve Fritel, Rugby, N.D., as second vice chairman; elected to the board in 2003 and previously was secretary-treasurer.

•	Curt Eischens, Minneota, Minn., as assistant secretary-treasurer; elected to the board in 1990 and previously served as second vice chairman.
During the annual meeting, delegates elected David Johnsrud of Starbuck, Minn., to a three-year term on the CHS Board. He succeeds Michael Mulcahy of Waseca, Minn., who served nine years. Johnsrud farms in partnership with his brother and nephew. He has been a member of the board of directors of AgCountry Farm Credit Services since 2001, and currently serves as chairman. He also serves on the Minnesota Farm Credit Legislative Committee, with three years as chairman; was chairman of the Minnesota Farm Credit nominating committee for the AgriBank election in 2012, served on the Farmers Union Oil and Prairie Lake Coop boards of directors from 1987 through 2007, with 15 years as board secretary; and was on the Mid-Minnesota Association Board, with terms as secretary and chairman, as well as on the State Directors’ Association, with terms as treasurer. In 2010 he completed the Farm Credit Services Premier Governance Series and became a Certified Director and is a 2010 graduate of Minnesota Agricultural Rural Leadership Class V.
Members also re-elected Bielenberg, Fritel, David Kayser of Alexandria, S.D., and Don Anthony of Lexington, Neb., to three-year terms on the CHS Board.
CHS Inc. (www.chsinc.com) is a leading global agribusiness owned by farmers, ranchers and cooperatives across the United States. Diversified in energy, grains and foods, CHS is committed to helping its customers, farmer-owners and other stakeholders grow their businesses through its domestic and global operations. CHS, a Fortune 100 company, supplies energy, crop nutrients, grain marketing services, livestock feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.
This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of additional factors that may materially affect management's estimates and predictions, please view the CHS Inc. annual report filed on Form 10-K for the year ended Aug. 31, 2012, which can be found on the Securities and Exchange Commission web site (www.sec.gov) or on the CHS web site www.chsinc.com.